Exhibit 99.1

Union Pacific Chief Operating Officer Jim Vena moving to Senior Advisor Role, Effective Jan. 1, 2021

Eric Gehringer Appointed EVP-Operations

FOR IMMEDIATE RELEASE

OMAHA, Neb., Oct. 20, 2020 –  Union Pacific today announced Jim Vena, chief operating officer, will move to a new role at the end of this year. The company also announced Eric Gehringer will succeed Vena as executive vice president-Operations, effective Jan. 1, 2021, while Vena will remain employed at the company as senior advisor through June 2021.

Vena, 62, joined Union Pacific in January 2019 to lead all aspects of the railroad’s operations, including Unified Plan 2020 implementation.

“Jim’s contributions to Union Pacific over the last two years have been tremendous,” said Chairman, President and CEO Lance Fritz. “He helped our team achieve efficiency savings of over $1 billion and deliver the best service product in the company’s history. Jim’s time at the helm of our Operations has positioned Union Pacific well for 2021 and beyond.”

As Vena steps into the senior advisor role, he will be spending time in the field facilitating the complete transition of his Operating duties to Gehringer and Union Pacific’s Operating team, while also focusing on achieving the strategic efficiency plans for 2021 and beyond. He will continue to report to the chairman and participate in board discussions.

Gehringer will become executive vice president-Operations on Jan. 1, and will lead all of Union Pacific’s Operating functions. Gehringer has served in many capacities throughout his 15-year career at Union Pacific. Starting in Engineering, Eric rose through the ranks to ultimately head the Engineering and Mechanical department prior to serving in his current role as senior vice president- Transportation.

“Throughout his career, Eric has used innovation and astute business acumen to solve problems on the railroad,” Fritz said. “His proven ability to build teams and get results across all business metrics will serve us well.”

A graduate of St. Louis University with a degree in aerospace engineering, Gehringer received a Master of Business Administration degree from the University of Nebraska-Lincoln.

Vena, who came to Union Pacific following a long railroad career, said, “I couldn’t have asked for a better opportunity to drive change over the last two years at Union Pacific. We made terrific progress toward being the safest, most reliable and most efficient railroad in North America, and I am very proud of our accomplishments. The team has been great to work with, and I am confident Eric is well positioned to drive further gains in 2021 and beyond.”

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at .

Union Pacific Media Contact: Kristen South at 402-544-3435 or kmsouth@up.com

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